Exhibit 99.1
                                  News Release
November 6, 2000                                          Symbols:  CDNX - WIZ
                                                                     OTC - WIZZF
                                                                     FWB - WSJ

          WSI FOCUSES ON REFINED BUSINESS MODEL FOR SECOND FISCAL YEAR

WSi Interactive Corporation has refined its business model and is working towards achieving profitability by the end of its second fiscal year, June 30th, 2001. To achieve this goal, WSi intends to continue generating revenue by marketing and selling products and services based on its core competencies of integrated marketing, web services, and business development.

The Company is firmly focused on the key area of sales and on the important objective of overhead cost containment and reduction. The Company has built the infrastructure to provide WSi's management team with the tools to execute the business plan and provide increased shareholder value in the new fiscal year.

At this time, WSi would like to announce that Lance Morginn, Vice President of Technology Services, is no longer with the Company. Mr. Morginn has been a valuable member of the WSi team over the past year and the Company wishes him success in his future endeavours. Due to the new structure of the Company, this position will not be replaced. Technology Services will continue to be handled by existing WSi employees within the web services division.

In addition, WSi Interactive Corporation has made a decision to initiate legal proceedings against web posters on an Internet bulletin board that have defamed the company and its employees and have misled investors.

About WSi Interactive Corporation

WSi generates revenue by marketing and selling products and services based on its core competencies of integrated marketing, web and business development services and by investing in content and infrastructure of Internet businesses. The three divisions that represent the core of WSi are direct marketing, Internet marketing, and web development and hosting services. All three are complementary and provide total solutions to a wide variety of client objectives. These divisions are complimented by a dedicated team of business development professionals who actively seek growth opportunities and investments for WSi. WSi generates revenue from new businesses by providing development support based on those same core competencies.
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To receive information on WSi by e-mail, please forward your Internet address to: info@ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.